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Black Hills Corporation

Improving life with energy

Black Hills Corp. Names Mark A. Schober to Board of Directors

RAPID CITY, S.D. – Aug. 11, 2015 – Black Hills Corp. (NYSE: BKH) today announced that Mark A. Schober has been appointed to its board of directors, effective September 1, 2015, and will serve on the board’s audit committee.

David R. Emery, chairman, president and CEO of Black Hills said, “We welcome Mark to the board. His experience, knowledge, and skills acquired as a chief financial officer of a public utility company will add significant value to the board.”

Schober most recently served as senior vice president and chief financial officer for ALLETTE, Inc. from 2006 until his retirement in 2014. Mark has more than 37 years of experience in various finance and accounting positions in the utility industry. Schober earned a bachelor of accounting degree and an MBA from the University of Minnesota-Duluth and is a certified public accountant.

Black Hills Corporation
Black Hills Corp. (NYSE: BKH) is a growth-oriented, vertically-integrated energy company with a tradition of improving life with energy and a vision to be the energy partner of choice. Based in Rapid City, S.D., the company serves 792,000 natural gas and electric utility customers in Colorado, Iowa, Kansas, Montana, Nebraska, South Dakota and Wyoming. The company also generates wholesale electricity and produces natural gas, oil and coal. Black Hills Corp.’s more than 2,000 employees form partnerships and produce positive results for our customers, communities and shareholders. More information is available at www.blackhillscorp.com.

Investor Relations
Jerome E. Nichols
605-721-1171
jerome.nichols@blackhillscorp.com

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